UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  October 21, 2013
(Date of Earliest Event Reported)

CAPSTEAD MORTGAGE CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-08896	75-2027937
(State of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

8401 North Central Expressway
Suite 800
Dallas, Texas	75225
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (214) 874-2323

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

Compensatory Arrangement of Certain Officers

In response to a reduced percentage of our shareholders approving our executive compensation programs at our Annual Meeting of Stockholders held April 24, 2013 (“Say on Pay Vote”), the Compensation Committee (the “Committee”) of the Board of Directors of Capstead Mortgage Corporation (the “Company”), together with its outside independent compensation consultant, Pay Governance, has undertaken an extensive review of the Company’s pay practices and programs.  As a result of this review, the Committee has adopted the 2013 Annual Incentive Compensation Plan (the “2013 Plan”) filed as Exhibit 10.1 to this Current Report on Form 8-K.

The Committee believes that the 2013 Plan, effective as of July 1, 2013, addresses many of the issues raised by the proxy advisory firms and our investors in connection with the Say on Pay Vote, and better aligns the interests of management with those of the Company’s stockholders.

The Committee has historically used annual operating income as a guideline in determining annual incentive payouts; however, the Committee retained complete discretion as to the amount of the payouts.   The 2013 Plan provides specific metrics against which the Company’s performance is to be measured, including relative economic return, relative operating efficiency and individual objectives for each of the executive officers.  Payouts under the 2013 Plan are determined formulaically.  The 2013 Plan defines target and maximum payout percentages based on multiples of base salary, thereby limiting the maximum annual incentive payout for each of the Company’s executive officers.  Incentive compensation payable pursuant to the 2013 Plan will be appropriately prorated for the six month period during which the plan is effective in the 2013 fiscal year.

Historically, the Committee has considered primarily real estate investment trusts (“REITs”) which invest in residential mortgage pass-through securities issued and guaranteed by government-sponsored entities, either Fannie Mae or Freddie Mac, or an agency of the federal government, Ginnie Mae, as selected by the Committee (“Peer Agency mREITs”), as peers.  The Company’s peer group will now include a larger number of mortgage REITs which invest in broader categories of mortgage securities, as selected by the Committee (“Peer mREITs”).  The Committee believes these Peer mREITs have business models that are somewhat comparable to the Company’s and which compete for comparable talent.  The broadened peer group of companies was formulated with input from the Company’s compensation consultant and the proxy advisory firms.

The review process and plan design of the 2013 Annual Plan was conducted in meetings of the Committee and its independent compensation consultant.  Members of management did not participate in the meetings to ensure the process was conducted independently of management.

Termination of Previously Adopted Incentive Plan

Consistent with resolutions of the Compensation Committee of the Company adopted in January 2013, the Company created an incentive pool equal to a 10% participation in “annual earnings” in excess of a threshold amount based on “average long-term investment capital” multiplied by the greater of 10% or the average 10-year U.S. Treasury rate plus 200 basis points, not to exceed 50 basis points multiplied by average long-term investment capital.  This plan was terminated effective June 30, 2013 in connection with the adoption of the new 2013 Plan.

Engagement of Shareholders and Shareholder Advisory Firms

The Committee has also given considerable attention to the Company’s long-term incentive compensation and expects to adopt a new long term incentive plan to be implemented late this year for 2014.  The Committee intends to continue to engage in discussions with the Company’s largest institutional investors and certain shareholder advisory firms for the purpose of soliciting feedback on its compensation programs.  The Committee will consider any feedback received as it determines the structure and terms of the Company’s long term incentive plan and its 2014 Annual Incentive Plan.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits.

10.1*	2013 Annual Incentive Plan

*Filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSTEAD MORTGAGE CORPORATION

October 23, 2013	By:	/s/ Phillip A. Reinsch
Phillip A. Reinsch
Executive Vice President, Chief Financial Officer and Secretary

INDEX TO EXHIBITS

Exhibit No.	Description

10.1*	2013 Annual Incentive Plan

*Filed herewith